SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b), (c) and (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2

                         (Amendment No. _____________)*


                           BRITANNIA BULK HOLDINGS INC
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    037323144
                                    ---------
                                 (CUSIP Number)



                                December 31, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |X| Rule 13d-1(b)

            |_| Rule 13d-1(c)

            |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the
Notes).
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CUSIP NO. 037323144                   13G                     PAGE 2 OF 9 PAGES
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1.    NAMES OF REPORTING PERSON            Whippoorwill Associates, Incorporated

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      Delaware, USA

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           1,366,732 (see Item 4(c))
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                     1,366,732 (see Item 4(c))
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,366,732 (see Item 4(c))
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.1% (see Item 4(b))
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      IA; CO
--------------------------------------------------------------------------------
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CUSIP NO. 037323144                   13G                     PAGE 3 OF 9 PAGES
-----------------------                                       ------------------


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1.    NAMES OF REPORTING PERSON                             Shelley F. Greenhaus

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           1,366,732 (see Item 4(c))
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                     1,366,732 (see Item 4(c))
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,366,732 (see Item 4(c))
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.1% (see Item 4(b))
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      IN; HC
--------------------------------------------------------------------------------

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CUSIP NO. 037323144                   13G                     PAGE 4 OF 9 PAGES
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--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSON                                 Steven K. Gendal

      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States

--------------------------------------------------------------------------------
              5.     SOLE VOTING POWER

                     0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           1,366,732 (see Item 4(c))
    EACH      ------------------------------------------------------------------
  REPORTING   7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH             0
              ------------------------------------------------------------------
              8.     SHARED DISPOSITIVE POWER

                     1,366,732 (see Item 4(c))
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,366,732 (see Item 4(c))
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                            [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.1% (see Item 4(b))
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (See Instructions)

      IN; HC
--------------------------------------------------------------------------------

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CUSIP NO. 037323144                   13G                     PAGE 5 OF 9 PAGES
-----------------------                                       ------------------


      This statement on Schedule 13G (this "Statement") is being filed by Whippoorwill Associates, Incorporated ("Whippoorwill"), Shelley F. Greenhaus and Steven K. Gendal, and relates to the shares of common stock (the "Common Shares") of Britannia Bulk Holdings Inc, a company incorporated under the laws of the Republic of the Marshall Islands (the "Issuer").

Item 1(a).  Name of Issuer:

      Britannia Bulk Holdings Inc

Item 1(b).  Address of Issuer's Principal Executive Offices:

      Dexter House
      2nd Floor
      2 Royal Mint Court
      London EC3N 4QN
      United Kingdom

Item 2(a).  Name of Person Filing:

      Whippoorwill Associates, Incorporated; Shelley F. Greenhaus ("Mr. Greenhaus"), as Principal and President of Whippoorwill; and Steven K. Gendal ("Mr. Gendal"), as Principal of Whippoorwill.

Item 2(b).  Address of Principal Business Office or, if none, Residence:

      The principal business address of Whippoorwill is 11 Martine Avenue, White Plains, New York 10606.

      The principal business address of Messrs. Greenhaus and Gendal is c/o Whippoorwill.

Item 2(c).  Citizenship:

      Whippoorwill - Delaware
      Mr. Greenhaus - United States
      Mr. Gendal - United States

Item 2(d).  Title of Class of Securities:

      Common Stock

Item 2(e).  CUSIP

      037323144
      ---------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c), Check Whether the Person Filing is a:

    (a)  |_|   Broker or dealer registered under Section 15 of the Exchange Act.

    (b)  |_|   Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c)  |_|   Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

    (d)  |_|   Investment company registered under Section 8 of the Investment
               Company Act.

    (e)  |X|   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
               [Whippoorwill]

    (f)  |_|   An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);
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CUSIP NO. 037323144                   13G                     PAGE 6 OF 9 PAGES
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    (g)  |X|    A parent holding company or control person in accordance with
                Rule 13d-1(b)(1)(ii)(G); [Messrs. Greenhaus and Gendal]

    (h)  |_|    A savings association as defined in Section 3(b) of the Federal
                Deposit Insurance Act;

    (i)  |_|    A church plan that is excluded from the definition of an
                investment company under Section 3(c)(14) of the Investment
                Company Act;

    (j)  |_|    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

Item 4(a):  Amount Beneficially Owned:

      As of December 31, 2008, Whippoorwill may be deemed to be the beneficial owner of 1,366,732 Common Shares, held for the account of various funds and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager.

      As of December 31, 2008, Messrs. Greenhaus and Gendal may each be deemed to be the beneficial owner of 1,366,732 Common Shares, deemed to be beneficially owned by Whippoorwill as referred to above. Mr. Greenhaus is the President and a Principal of Whippoorwill. Mr. Gendal is a Principal of Whippoorwill.

Item 4(b):  Percent of Class:

      5.1%, based on 26,979,503 Common Shares outstanding as of June 30, 2008, as reported in the Issuer's Report on Form 6-K dated August 4, 2008.

Item 4(c):

Number of shares as to which Whippoorwill has:

      (i)   sole power to vote or to direct the vote: 0
      (ii)  shared power to vote or to direct the vote: 1,366,732 (See Item
            4(a))
      (iii) sole power to dispose or to direct the disposition of: 0
      (iv) shared power to dispose or to direct the disposition of: 1,366,732 (See Item 4(a))

Number of shares as to which Mr. Greenhaus has:

      (i)   sole power to vote or to direct the vote: 0
      (ii)  shared power to vote or to direct the vote: 1,366,732 (See Item
            4(a))
      (iii) sole power to dispose or to direct the disposition of: 0
      (iv) shared power to dispose or to direct the disposition of: 1,366,732 (See Item 4(a))

Number of shares as to which Mr. Gendal has:

      (i)   sole power to vote or to direct the vote: 0
      (ii)  shared power to vote or to direct the vote: 1,366,732 (See Item
            4(a))
      (iii) sole power to dispose or to direct the disposition of: 0
      (iv) shared power to dispose or to direct the disposition of: 1,366,732 (See Item 4(a))

Item 5.  Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.
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CUSIP NO. 037323144                   13G                     PAGE 7 OF 9 PAGES
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      Clients of Whippoorwill have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Shares reported as beneficially owned by Whippoorwill. None of the client accounts or any limited partnerships or funds over which Whippoorwill has discretionary authority holds more than 5% of the Common Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

      See Item 4(a) regarding Messrs. Greenhaus and Gendal.

Item 8.  Identification and Classification of Members of the Group.

      Not Applicable

Item 9.  Notice of Dissolution of Group.

      Not Applicable

Item 10.  Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP NO. 037323144                   13G                     PAGE 8 OF 9 PAGES
-----------------------                                       ------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 2009      WHIPPOORWILL ASSOCIATES, INCORPORATED


                              By:     /s/ Shelley F. Greenhaus
                                      -------------------------------
                              Name:   Shelley F. Greenhaus
                              Title:  President


Date:  February 12, 2009      By:     /s/ Shelley F. Greenhaus
                                      -------------------------------
                              Name:   Shelley F. Greenhaus


Date:  February 12, 2009      By:     /s/ Steven K. Gendal
                                      -------------------------------
                              Name:   Steven K. Gendal


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CUSIP NO. 037323144                   13G                     PAGE 9 OF 9 PAGES
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                                                                       EXHIBIT A


                       SCHEDULE 13G JOINT FILING AGREEMENT


      The undersigned and each other person executing this joint filing agreement (this "Agreement") agree as follows:

      (i) The undersigned and each other person executing this Agreement are individually eligible to use the Schedule 13G to which this Exhibit is attached and such Schedule 13G is filed on behalf of the undersigned and each other person executing this Agreement; and

      (ii) The undersigned and each other person executing this Agreement are responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of the undersigned or any other person executing this Agreement is responsible for the completeness or accuracy of the information statement concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.


                              WHIPPOORWILL ASSOCIATES, INCORPORATED


                              By:     /s/ Shelley F. Greenhaus
                                      -------------------------------
                              Name:   Shelley F. Greenhaus
                              Title:  President


                              SHELLEY F. GREENHAUS

                              By:     /s/ Shelley F. Greenhaus
                                      -------------------------------
                              Name:   Shelley F. Greenhaus


                              STEVEN K. GENDAL

                              By:     /s/ Steven K. Gendal
                                      -------------------------------
                              Name:   Steven K. Gendal




Dated:  February 12, 2009